SECURITIES & EXCHANGE COMMISSION
                             Washington, D.C. 20549
                             ----------------------

                                 SCHEDULE 13G/A*
                                 (Rule 13d-102)

             INFORMATION TO BE INCLUDED IN STATEMENTS FILED PURSUANT
           TO RULES 13d-1(b), (c) AND (d) AND AMENDMENTS THERETO FILED
                              PURSUANT TO 13d-2(b)

                           Dick's Sporting Goods, Inc.
                                (Name of Issuer)

                                  Common Stock
                         (Title of Class of Securities)

                                    253393102
                                 (CUSIP Number)

                                December 31, 2006
             (Date of event which requires filing of this statement)


     Check the appropriate box to designate the rule pursuant to which this
Schedule 13G/A is filed:
     [ ]  Rule 13d-1(b)
     [X]  Rule 13d-1(c)
     [ ]  Rule 13d-1(d)


                              (Page 1 of 17 Pages)
----------------
     *The remainder of this cover page shall be filled out for a reporting person's initial filing on this form with respect to the subject class of securities, and for any subsequent amendment containing information which would alter the disclosures provided in a prior cover page.

     The information required in the remainder of this cover page shall not be deemed to be "filed" for purposes of Section 18 of the Securities Exchange Act of 1934 ("Act") or otherwise subject to the liabilities of that section of the Act but shall be subject to all other provisions of the Act (however, see the Notes).

CUSIP No. 253393102                  13G/A                    Page 2 of 17 Pages

--------------------------------------------------------------------------------
     (1)    NAMES OF REPORTING PERSONS
            I.R.S. IDENTIFICATION NO.
            OF ABOVE PERSONS (ENTITIES ONLY)
                                           Lone Spruce, L.P.
--------------------------------------------------------------------------------
     (2)    CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP **
                                                               (a)  [X]
                                                               (b)  [ ]
--------------------------------------------------------------------------------
     (3)    SEC USE ONLY
--------------------------------------------------------------------------------
     (4)    CITIZENSHIP OR PLACE OF ORGANIZATION
                                             Delaware
--------------------------------------------------------------------------------
NUMBER OF      (5)  SOLE VOTING POWER
                                                -0-
SHARES         -----------------------------------------------------------------

BENEFICIALLY   (6)  SHARED VOTING POWER
                                                 34,566
OWNED BY       -----------------------------------------------------------------

EACH           (7)  SOLE DISPOSITIVE POWER
                                                -0-
REPORTING      -----------------------------------------------------------------

PERSON WITH    (8)  SHARED DISPOSITIVE POWER
                                                 34,566
--------------------------------------------------------------------------------
     (9)    AGGREGATE AMOUNT BENEFICIALLY OWNED
            BY EACH REPORTING PERSON
                                                 34,566
--------------------------------------------------------------------------------
     (10)   CHECK BOX IF THE AGGREGATE AMOUNT
            IN ROW (9) EXCLUDES CERTAIN SHARES **                  [ ]
--------------------------------------------------------------------------------
     (11)   PERCENT OF CLASS REPRESENTED
            BY AMOUNT IN ROW (9)
                                                 0.1%
--------------------------------------------------------------------------------
     (12)   TYPE OF REPORTING PERSON **
                                                 PN
--------------------------------------------------------------------------------
                    ** SEE INSTRUCTIONS BEFORE FILLING OUT!

CUSIP No. 253393102                  13G/A                    Page 3 of 17 Pages

--------------------------------------------------------------------------------
     (1)    NAMES OF REPORTING PERSONS
            I.R.S. IDENTIFICATION NO.
            OF ABOVE PERSONS (ENTITIES ONLY)
                                           Lone Balsam, L.P.
--------------------------------------------------------------------------------
     (2)    CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP **
                                                               (a)  [X]
                                                               (b)  [ ]
--------------------------------------------------------------------------------
     (3)    SEC USE ONLY
--------------------------------------------------------------------------------
     (4)    CITIZENSHIP OR PLACE OF ORGANIZATION
                                             Delaware
--------------------------------------------------------------------------------
NUMBER OF      (5)  SOLE VOTING POWER
                                                -0-
SHARES         -----------------------------------------------------------------

BENEFICIALLY   (6)  SHARED VOTING POWER
                                                 75,860
OWNED BY       -----------------------------------------------------------------

EACH           (7)  SOLE DISPOSITIVE POWER
                                                -0-
REPORTING      -----------------------------------------------------------------

PERSON WITH    (8)  SHARED DISPOSITIVE POWER
                                                 75,860
--------------------------------------------------------------------------------
     (9)    AGGREGATE AMOUNT BENEFICIALLY OWNED
            BY EACH REPORTING PERSON
                                                 75,860
--------------------------------------------------------------------------------
     (10)   CHECK BOX IF THE AGGREGATE AMOUNT
            IN ROW (9) EXCLUDES CERTAIN SHARES **                  [ ]
--------------------------------------------------------------------------------
     (11)   PERCENT OF CLASS REPRESENTED
            BY AMOUNT IN ROW (9)
                                                 0.2%
--------------------------------------------------------------------------------
     (12)   TYPE OF REPORTING PERSON **
                                                 PN
--------------------------------------------------------------------------------
                    ** SEE INSTRUCTIONS BEFORE FILLING OUT!

CUSIP No. 253393102                  13G/A                    Page 4 of 17 Pages

--------------------------------------------------------------------------------
     (1)    NAMES OF REPORTING PERSONS
            I.R.S. IDENTIFICATION NO.
            OF ABOVE PERSONS (ENTITIES ONLY)
                                           Lone Sequoia, L.P.
--------------------------------------------------------------------------------
     (2)    CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP **
                                                               (a)  [X]
                                                               (b)  [ ]
--------------------------------------------------------------------------------
     (3)    SEC USE ONLY
--------------------------------------------------------------------------------
     (4)    CITIZENSHIP OR PLACE OF ORGANIZATION
                                             Delaware
--------------------------------------------------------------------------------
NUMBER OF      (5)  SOLE VOTING POWER
                                                -0-
SHARES         -----------------------------------------------------------------

BENEFICIALLY   (6)  SHARED VOTING POWER
                                                 63,376
OWNED BY       -----------------------------------------------------------------

EACH           (7)  SOLE DISPOSITIVE POWER
                                                -0-
REPORTING      -----------------------------------------------------------------

PERSON WITH    (8)  SHARED DISPOSITIVE POWER
                                                 63,376
--------------------------------------------------------------------------------
     (9)    AGGREGATE AMOUNT BENEFICIALLY OWNED
            BY EACH REPORTING PERSON
                                                 63,376
--------------------------------------------------------------------------------
     (10)   CHECK BOX IF THE AGGREGATE AMOUNT
            IN ROW (9) EXCLUDES CERTAIN SHARES **                  [ ]
--------------------------------------------------------------------------------
     (11)   PERCENT OF CLASS REPRESENTED
            BY AMOUNT IN ROW (9)
                                                 0.2%
--------------------------------------------------------------------------------
     (12)   TYPE OF REPORTING PERSON **
                                                 PN
--------------------------------------------------------------------------------
                    ** SEE INSTRUCTIONS BEFORE FILLING OUT!

CUSIP No. 253393102                  13G/A                    Page 5 of 17 Pages

--------------------------------------------------------------------------------
     (1)    NAMES OF REPORTING PERSONS
            I.R.S. IDENTIFICATION NO.
            OF ABOVE PERSONS (ENTITIES ONLY)
                                           Lone Cascade, L.P.
--------------------------------------------------------------------------------
     (2)    CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP **
                                                               (a)  [X]
                                                               (b)  [ ]
--------------------------------------------------------------------------------
     (3)    SEC USE ONLY
--------------------------------------------------------------------------------
     (4)    CITIZENSHIP OR PLACE OF ORGANIZATION
                                             Delaware
--------------------------------------------------------------------------------
NUMBER OF      (5)  SOLE VOTING POWER
                                                -0-
SHARES         -----------------------------------------------------------------

BENEFICIALLY   (6)  SHARED VOTING POWER
                                                 697,232
OWNED BY       -----------------------------------------------------------------

EACH           (7)  SOLE DISPOSITIVE POWER
                                                -0-
REPORTING      -----------------------------------------------------------------

PERSON WITH    (8)  SHARED DISPOSITIVE POWER
                                                 697,232
--------------------------------------------------------------------------------
     (9)    AGGREGATE AMOUNT BENEFICIALLY OWNED
            BY EACH REPORTING PERSON
                                                 697,232
--------------------------------------------------------------------------------
     (10)   CHECK BOX IF THE AGGREGATE AMOUNT
            IN ROW (9) EXCLUDES CERTAIN SHARES **                  [ ]
--------------------------------------------------------------------------------
     (11)   PERCENT OF CLASS REPRESENTED
            BY AMOUNT IN ROW (9)
                                                 1.8%
--------------------------------------------------------------------------------
     (12)   TYPE OF REPORTING PERSON **
                                                 PN
--------------------------------------------------------------------------------
                    ** SEE INSTRUCTIONS BEFORE FILLING OUT!

CUSIP No. 253393102                  13G/A                    Page 6 of 17 Pages

--------------------------------------------------------------------------------
     (1)    NAMES OF REPORTING PERSONS
            I.R.S. IDENTIFICATION NO.
            OF ABOVE PERSONS (ENTITIES ONLY)
                                           Lone Sierra, L.P.
--------------------------------------------------------------------------------
     (2)    CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP **
                                                               (a)  [X]
                                                               (b)  [ ]
--------------------------------------------------------------------------------
     (3)    SEC USE ONLY
--------------------------------------------------------------------------------
     (4)    CITIZENSHIP OR PLACE OF ORGANIZATION
                                             Delaware
--------------------------------------------------------------------------------
NUMBER OF      (5)  SOLE VOTING POWER
                                                -0-
SHARES         -----------------------------------------------------------------

BENEFICIALLY   (6)  SHARED VOTING POWER
                                                 58,034
OWNED BY       -----------------------------------------------------------------

EACH           (7)  SOLE DISPOSITIVE POWER
                                                -0-
REPORTING      -----------------------------------------------------------------

PERSON WITH    (8)  SHARED DISPOSITIVE POWER
                                                 58,034
--------------------------------------------------------------------------------
     (9)    AGGREGATE AMOUNT BENEFICIALLY OWNED
            BY EACH REPORTING PERSON
                                                 58,034
--------------------------------------------------------------------------------
     (10)   CHECK BOX IF THE AGGREGATE AMOUNT
            IN ROW (9) EXCLUDES CERTAIN SHARES **                  [ ]
--------------------------------------------------------------------------------
     (11)   PERCENT OF CLASS REPRESENTED
            BY AMOUNT IN ROW (9)
                                                 0.2%
--------------------------------------------------------------------------------
     (12)   TYPE OF REPORTING PERSON **
                                                 PN
--------------------------------------------------------------------------------
                    ** SEE INSTRUCTIONS BEFORE FILLING OUT!

CUSIP No. 253393102                  13G/A                    Page 7 of 17 Pages

--------------------------------------------------------------------------------
     (1)    NAMES OF REPORTING PERSONS
            I.R.S. IDENTIFICATION NO.
            OF ABOVE PERSONS (ENTITIES ONLY)
                                           Lone Pine Associates LLC
--------------------------------------------------------------------------------
     (2)    CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP **
                                                               (a)  [X]
                                                               (b)  [ ]
--------------------------------------------------------------------------------
     (3)    SEC USE ONLY
--------------------------------------------------------------------------------
     (4)    CITIZENSHIP OR PLACE OF ORGANIZATION
                                             Delaware
--------------------------------------------------------------------------------
NUMBER OF      (5)  SOLE VOTING POWER
                                                -0-
SHARES         -----------------------------------------------------------------

BENEFICIALLY   (6)  SHARED VOTING POWER
                                                 173,802
OWNED BY       -----------------------------------------------------------------

EACH           (7)  SOLE DISPOSITIVE POWER
                                                -0-
REPORTING      -----------------------------------------------------------------

PERSON WITH    (8)  SHARED DISPOSITIVE POWER
                                                 173,802
--------------------------------------------------------------------------------
     (9)    AGGREGATE AMOUNT BENEFICIALLY OWNED
            BY EACH REPORTING PERSON
                                                 173,802
--------------------------------------------------------------------------------
     (10)   CHECK BOX IF THE AGGREGATE AMOUNT
            IN ROW (9) EXCLUDES CERTAIN SHARES **                  [ ]
--------------------------------------------------------------------------------
     (11)   PERCENT OF CLASS REPRESENTED
            BY AMOUNT IN ROW (9)
                                                 0.5%
--------------------------------------------------------------------------------
     (12)   TYPE OF REPORTING PERSON **
                                                 OO
--------------------------------------------------------------------------------
                    ** SEE INSTRUCTIONS BEFORE FILLING OUT!

CUSIP No. 253393102                  13G/A                    Page 8 of 17 Pages

--------------------------------------------------------------------------------
     (1)    NAMES OF REPORTING PERSONS
            I.R.S. IDENTIFICATION NO.
            OF ABOVE PERSONS (ENTITIES ONLY)
                                           Lone Pine Members LLC
--------------------------------------------------------------------------------
     (2)    CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP **
                                                               (a)  [X]
                                                               (b)  [ ]
--------------------------------------------------------------------------------
     (3)    SEC USE ONLY
--------------------------------------------------------------------------------
     (4)    CITIZENSHIP OR PLACE OF ORGANIZATION
                                             Delaware
--------------------------------------------------------------------------------
NUMBER OF      (5)  SOLE VOTING POWER
                                                -0-
SHARES         -----------------------------------------------------------------

BENEFICIALLY   (6)  SHARED VOTING POWER
                                                 755,266
OWNED BY       -----------------------------------------------------------------

EACH           (7)  SOLE DISPOSITIVE POWER
                                                -0-
REPORTING      -----------------------------------------------------------------

PERSON WITH    (8)  SHARED DISPOSITIVE POWER
                                                 755,266
--------------------------------------------------------------------------------
     (9)    AGGREGATE AMOUNT BENEFICIALLY OWNED
            BY EACH REPORTING PERSON
                                                 755,266
--------------------------------------------------------------------------------
     (10)   CHECK BOX IF THE AGGREGATE AMOUNT
            IN ROW (9) EXCLUDES CERTAIN SHARES **                  [ ]
--------------------------------------------------------------------------------
     (11)   PERCENT OF CLASS REPRESENTED
            BY AMOUNT IN ROW (9)
                                                 2.0%
--------------------------------------------------------------------------------
     (12)   TYPE OF REPORTING PERSON **
                                                 OO
--------------------------------------------------------------------------------
                    ** SEE INSTRUCTIONS BEFORE FILLING OUT!

CUSIP No. 253393102                  13G/A                    Page 9 of 17 Pages

--------------------------------------------------------------------------------
     (1)    NAMES OF REPORTING PERSONS
            I.R.S. IDENTIFICATION NO.
            OF ABOVE PERSONS (ENTITIES ONLY)
                                           Lone Pine Capital LLC
--------------------------------------------------------------------------------
     (2)    CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP **
                                                               (a)  [X]
                                                               (b)  [ ]
--------------------------------------------------------------------------------
     (3)    SEC USE ONLY
--------------------------------------------------------------------------------
     (4)    CITIZENSHIP OR PLACE OF ORGANIZATION
                                             Delaware
--------------------------------------------------------------------------------
NUMBER OF      (5)  SOLE VOTING POWER
                                                -0-
SHARES         -----------------------------------------------------------------

BENEFICIALLY   (6)  SHARED VOTING POWER
                                                 1,410,342
OWNED BY       -----------------------------------------------------------------

EACH           (7)  SOLE DISPOSITIVE POWER
                                                -0-
REPORTING      -----------------------------------------------------------------

PERSON WITH    (8)  SHARED DISPOSITIVE POWER
                                                 1,410,342
--------------------------------------------------------------------------------
     (9)    AGGREGATE AMOUNT BENEFICIALLY OWNED
            BY EACH REPORTING PERSON
                                                 1,410,342
--------------------------------------------------------------------------------
     (10)   CHECK BOX IF THE AGGREGATE AMOUNT
            IN ROW (9) EXCLUDES CERTAIN SHARES **                  [ ]
--------------------------------------------------------------------------------
     (11)   PERCENT OF CLASS REPRESENTED
            BY AMOUNT IN ROW (9)
                                                 3.7%
--------------------------------------------------------------------------------
     (12)   TYPE OF REPORTING PERSON **
                                                 IA
--------------------------------------------------------------------------------
                    ** SEE INSTRUCTIONS BEFORE FILLING OUT!

CUSIP No. 253393102                  13G/A                   Page 10 of 17 Pages

--------------------------------------------------------------------------------
     (1)    NAMES OF REPORTING PERSONS
            I.R.S. IDENTIFICATION NO.
            OF ABOVE PERSONS (ENTITIES ONLY)
                                           Stephen F. Mandel, Jr.
--------------------------------------------------------------------------------
     (2)    CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP **
                                                               (a)  [X]
                                                               (b)  [ ]
--------------------------------------------------------------------------------
     (3)    SEC USE ONLY
--------------------------------------------------------------------------------
     (4)    CITIZENSHIP OR PLACE OF ORGANIZATION
                                             United States
--------------------------------------------------------------------------------
NUMBER OF      (5)  SOLE VOTING POWER
                                                -0-
SHARES         -----------------------------------------------------------------

BENEFICIALLY   (6)  SHARED VOTING POWER
                                                 2,339,410
OWNED BY       -----------------------------------------------------------------

EACH           (7)  SOLE DISPOSITIVE POWER
                                                -0-
REPORTING      -----------------------------------------------------------------

PERSON WITH    (8)  SHARED DISPOSITIVE POWER
                                                 2,339,410
--------------------------------------------------------------------------------
     (9)    AGGREGATE AMOUNT BENEFICIALLY OWNED
            BY EACH REPORTING PERSON
                                                 2,339,410
--------------------------------------------------------------------------------
     (10)   CHECK BOX IF THE AGGREGATE AMOUNT
            IN ROW (9) EXCLUDES CERTAIN SHARES **                  [ ]
--------------------------------------------------------------------------------
     (11)   PERCENT OF CLASS REPRESENTED
            BY AMOUNT IN ROW (9)
                                                 6.2%
--------------------------------------------------------------------------------
     (12)   TYPE OF REPORTING PERSON **
                                                 IN
--------------------------------------------------------------------------------
                    ** SEE INSTRUCTIONS BEFORE FILLING OUT!

CUSIP No. 253393102                  13G/A                   Page 11 of 17 Pages

Item 1(a).     Name of Issuer:

     The name of the issuer is Dick's Sporting Goods, Inc. (the
"Company").

Item 1(b).     Address of Issuer's Principal Executive Offices:

     The Company's principal executive offices are located at 300 Industry Drive, RIDC Park West, Pittsburgh, PA 15275.

Item 2(a).     Name of Person Filing:

     This statement is filed by:
          (i) Lone Spruce, L.P., a Delaware limited partnership ("Lone Spruce"), with respect to the shares of Common Stock (defined in Item 2(d) below) directly owned by it;
         (ii) Lone Balsam, L.P., a Delaware limited partnership ("Lone Balsam"), with respect to the shares of Common Stock directly owned by it;
        (iii) Lone Sequoia, L.P., a Delaware limited partnership ("Lone Sequoia"), with respect to the shares of Common Stock directly owned by it;
         (iv) Lone Cascade, L.P., a Delaware limited partnership ("Lone Cascade"), with respect to the shares of Common Stock directly owned by it;
          (v) Lone Sierra, L.P., a Delaware limited partnership ("Lone Sierra"), with respect to the shares of Common Stock directly owned by it;
         (vi) Lone Pine Associates LLC, a Delaware limited liability company ("Lone Pine"), with respect to the shares of Common Stock directly owned by Lone Spruce, Lone Balsam and Lone Sequoia;
        (vii) Lone Pine Members LLC, a Delaware limited liability company ("Lone Pine Members"), with respect to the shares of Common Stock directly owned by Lone Cascade and Lone Sierra;
       (viii) Lone Pine Capital LLC, a Delaware limited liability company
              ("Lone Pine Capital"), which serves as investment manager to Lone Cypress, Ltd. ("Lone Cypress"), Lone Kauri, Ltd. ("Lone Kauri") and Lone Monterey Master Fund, Ltd. ("Lone Monterey Master Fund"), each a Cayman Islands exempted company, with respect to the shares of Common Stock directly owned by each of Lone Cypress, Lone Kauri and Lone Monterey Master Fund;
         (ix) Stephen F. Mandel, Jr. ("Mr. Mandel"), with respect to the shares of Common Stock directly owned by each of Lone Spruce, Lone Balsam, Lone Sequoia, Lone Cascade, Lone Sierra, Lone Cypress, Lone Kauri and Lone Monterey Master Fund.

              The foregoing persons are hereinafter sometimes collectively referred to as the "Reporting Persons". Any disclosures herein with respect to persons other than the Reporting Persons are made on information and belief after making inquiry to the appropriate party.

CUSIP No. 253393102                  13G/A                   Page 12 of 17 Pages

Item 2(b).     Address of Principal Business Office or, if None,
               Residence:

     The address of the business office of each of the Reporting Persons is Two Greenwich Plaza, Greenwich, Connecticut 06830.


Item 2(c).     Citizenship:

     Lone Spruce, Lone Balsam, Lone Sequoia, Lone Cascade and Lone Sierra are limited partnerships organized under the laws of the State of Delaware. Lone Pine Associates LLC, Lone Pine Members LLC and Lone Pine Capital LLC are limited liability companies organized under the laws of the State of Delaware. Mr. Mandel is a United States citizen.

Item 2(d).     Title of Class of Securities:

     Dick's Sporting Goods, Inc. Common Stock, $0.01 par value (the "Common Stock")

Item 2(e).  CUSIP Number:

     253393102

Item 3. If this statement is filed pursuant to Rules 13d-1(b) or 13d-2(b) or
(c), check whether the person filing is a:

          (a) [ ]   Broker or dealer registered under Section 15 of the Act,

          (b) [ ]   Bank as defined in Section 3(a)(6) of the Act,

          (c) [ ]   Insurance Company as defined in Section 3(a)(19) of the Act,

          (d) [ ] Investment Company registered under Section 8 of the Investment Company Act of 1940,

          (e) [ ]   Investment Adviser in accordance with Rule
                    13d-1(b)(1)(ii)(E),

          (f) [ ] Employee Benefit Plan or Endowment Fund in accordance with 13d-1(b)(1)(ii)(F),

          (g) [ ] Parent Holding Company or control person in accordance with Rule 13d-1(b)(1)(ii)(G),

          (h) [ ] Savings Association as defined in Section 3(b) of the Federal Deposit Insurance Act,

          (i) [ ] Church Plan that is excluded from the definition of an investment company under Section 3(c)(14) of the Investment Company Act of 1940,

          (j) [ ]   Group, in accordance with Rule 13d-1(b)(1)(ii)(J).

CUSIP No. 253393102                  13G/A                   Page 13 of 17 Pages

If this statement is filed pursuant to Rule 13d-1(c), check the box. [X]

Item 4.   Ownership:

      A. Lone Spruce, L.P.
            (a)  Amount beneficially owned: 34,566
            (b) Percent of class: 0.1% The percentages used herein and in the rest of Item 4 are calculated based upon the 37,974,517 shares of Common Stock issued and outstanding as of November 6, 2006 as reported in the Company's Form 10-Q filed on November 15, 2006.
            (c)(i)   Sole power to vote or direct the vote: -0-
               (ii)  Shared power to vote or direct the vote: 34,566
               (iii) Sole power to dispose or direct the disposition: -0-
               (iv)  Shared power to dispose or direct the disposition: 34,566

      B. Lone Balsam, L.P.
            (a)  Amount beneficially owned: 75,860
            (b)  Percent of class: 0.2%
            (c)(i)   Sole power to vote or direct the vote: -0-
               (ii)  Shared power to vote or direct the vote: 75,860
               (iii) Sole power to dispose or direct the disposition: -0-
               (iv)  Shared power to dispose or direct the disposition: 75,860

      C. Lone Sequoia, L.P.
            (a)  Amount beneficially owned: 63,376
            (b)  Percent of class: 0.2%
            (c)(i)   Sole power to vote or direct the vote: -0-
               (ii)  Shared power to vote or direct the vote: 63,376
               (iii) Sole power to dispose or direct the disposition: -0-
               (iv)  Shared power to dispose or direct the disposition: 63,376

      D. Lone Cascade, L.P.
            (a)  Amount beneficially owned: 697,232
            (b)  Percent of class: 1.8%
            (c)(i)   Sole power to vote or direct the vote: -0-
               (ii)  Shared power to vote or direct the vote: 697,232
               (iii) Sole power to dispose or direct the disposition: -0-
               (iv)  Shared power to dispose or direct the disposition: 697,232

      E. Lone Sierra, L.P.
            (a)  Amount beneficially owned: 58,034
            (b)  Percent of class: 0.2%
            (c)(i)   Sole power to vote or direct the vote: -0-
               (ii)  Shared power to vote or direct the vote: 58,034
               (iii) Sole power to dispose or direct the disposition: -0-
               (iv)  Shared power to dispose or direct the disposition: 58,034

CUSIP No. 253393102                  13G/A                   Page 14 of 17 Pages

      F.     Lone Pine Associates LLC
            (a)  Amount beneficially owned: 173,802
            (b)  Percent of class: 0.5%
            (c)(i)    Sole power to vote or direct the vote: -0-
               (ii)   Shared power to vote or direct the vote: 173,802
               (iii)  Sole power to dispose or direct the disposition: -0-
               (iv)   Shared power to dispose or direct the disposition: 173,802

      G. Lone Pine Members LLC
            (a)  Amount beneficially owned: 755,266
            (b)  Percent of class: 2.0%
            (c)(i)   Sole power to vote or direct the vote: -0-
               (ii)  Shared power to vote or direct the vote: 755,266
               (iii) Sole power to dispose or direct the disposition: -0-
                (iv) Shared power to dispose or direct the disposition: 755,266

      H. Lone Pine Capital LLC
            (a)  Amount beneficially owned: 1,410,342
            (b)  Percent of class: 3.7%
            (c)(i)   Sole power to vote or direct the vote: -0-
               (ii)  Shared power to vote or direct the vote: 1,410,342
               (iii) Sole power to dispose or direct the disposition: -0-
               (iv)  Shared power to dispose or direct the disposition:
                     1,410,342

      I. Stephen F. Mandel, Jr.
            (a)  Amount beneficially owned: 2,339,410
            (b)  Percent of class: 6.2%
            (c)(i)   Sole power to vote or direct the vote: -0-
               (ii)  Shared power to vote or direct the vote: 2,339,410
               (iii) Sole power to dispose or direct the disposition: -0-
               (iv)  Shared power to dispose or direct the disposition:
                     2,339,410


Item 5.     Ownership of Five Percent or Less of a Class:

     Not applicable.

Item 6.     Ownership of More than Five Percent on Behalf of Another
Person:

     Lone Pine, the general partner of Lone Spruce, Lone Sequoia and Lone Balsam, has the power to direct the affairs of Lone Spruce, Lone Sequoia and Lone Balsam, including decisions respecting the disposition of the proceeds from the sale of shares. Lone Pine Members, the general partner of Lone Cascade and Lone Sierra, has the power to direct the affairs of Lone Cascade and Lone Sierra, including decisions respecting the disposition of the proceeds from the sale of shares. Lone Pine Capital, the investment manager of Lone Cypress, Lone Kauri and Lone Monterey Master Fund, has the power to direct the receipt of dividends from or the

CUSIP No. 253393102                  13G/A                   Page 15 of 17 Pages


proceeds of the sale of shares held by Lone Cypress, Lone Kauri and Lone Monterey Master Fund. Mr. Mandel is the Managing Member of each of Lone Pine, Lone Pine Members and Lone Pine Capital and in that capacity directs their operations.


Item 7. Identification and Classification of the Subsidiary Which Acquired the Security Being Reported on by the Parent Holding Company:

     Not applicable.

Item 8.  Identification and Classification of Members of the Group:

     See Item 2.

Item 9.  Notice of Dissolution of Group:

     Not applicable.


Item 10.  Certification:

     Each of the Reporting Persons hereby makes the following certification:

          By signing below I certify that, to the best of my knowledge and belief, the securities referred to above were not acquired and are not held for the purpose of or with the effect of changing or influencing the control of the issuer of the securities and were not acquired and are not held in connection with or as a participant in any transaction having that purpose or effect.

CUSIP No. 253393102                  13G/A                   Page 16 of 17 Pages


                                   SIGNATURES

     After reasonable inquiry and to the best of our knowledge and belief, the undersigned certify that the information set forth in this statement is true, complete and correct.

DATED:  February 14, 2007


                           By: /s/ Stephen F. Mandel, Jr.
                               ----------------------------------------
                               Stephen F. Mandel, Jr., individually and
                               (a) as Managing Member of Lone Pine
                               Associates LLC, for itself and as the
                               general partner of (i) Lone Spruce,
                               L.P., (ii) Lone Balsam, L.P. and (iii)
                               Lone Sequoia, L.P.;
                               (b) as Managing Member of Lone Pine
                               Members LLC, for itself and as the
                               general partner of (i) Lone Cascade,
                               L.P. and (ii) Lone Sierra, L.P.; and
                               (c) as Managing Member of Lone Pine
                               Capital LLC

CUSIP No. 253393102                  13G/A                   Page 17 of 17 Pages

                                    EXHIBIT 1

                         JOINT ACQUISITION STATEMENT
                          PURSUANT TO RULE 13d-1(k)


     The undersigned acknowledge and agree that the foregoing statement on
Schedule 13G/A, is filed on behalf of each of the undersigned and that all subsequent amendments to this statement on Schedule 13G/A, shall be filed on behalf of each of the undersigned without the necessity of filing additional joint acquisition statements. The undersigned acknowledge that each shall be responsible for the timely filing of such amendments, and for the completeness and accuracy of the information concerning him or it contained therein, but shall not be responsible for the completeness and accuracy of the information concerning the others, except to the extent that he or it knows or has reason to believe that such information is inaccurate.


DATED:  February 14, 2007

                           By: /s/ Stephen F. Mandel, Jr.
                               ----------------------------------------
                               Stephen F. Mandel, Jr., individually and
                               (a) as Managing Member of Lone Pine
                               Associates LLC, for itself and as the
                               general partner of (i) Lone Spruce,
                               L.P., (ii) Lone Balsam, L.P. and (iii)
                               Lone Sequoia, L.P.;
                               (b) as Managing Member of Lone Pine
                               Members LLC, for itself and as the
                               general partner of (i) Lone Cascade,
                               L.P. and (ii) Lone Sierra, L.P.; and
                               (c) as Managing Member of Lone Pine
                               Capital LLC